OnDeck Reports Second Quarter 2015 Financial Results

Achieves Record Gross Revenue of $63.3 million and Record Origination Volume of $419 million
NEW YORK, Aug. 3, 2015 /PRNewswire/ -- OnDeck® (NYSE:ONDK), a leading platform for small business lending, today announced financial results for its second quarter ended June 30, 2015.

Financial Highlights

•	Gross revenue was a record $63.3 million for the quarter, up 78% from the prior year period.

•	Adjusted EBITDA* was $8.7 million for the quarter, compared to $2.5 million in the prior year period.

•	Adjusted Net Income* improved to $7.3 million for the quarter, compared to $1.5 million in the prior year period.

•	GAAP net income attributable to On Deck Capital, Inc. common stockholders was $5.0 million for the quarter, compared to a loss of $4.7 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $419 million for the quarter, reflecting growth of 69% over the prior year period.

•
OnDeck Marketplace®, OnDeck’s institutional investor loan purchase platform, sold a record $143 million[1] of loans at record gain-on-sale levels for the platform, reaching 34% of term loan originations during the second quarter of 2015, up from 24% in the first quarter of 2015.

•	OnDeck continued to diversify its funding sources and investor base, adding a new $100 million facility with Bank of America and a new $50 million facility with SunTrust.

•	OnDeck launched its first mobile app, providing small business owners with the versatility to manage their OnDeck accounts on the go.

“During the second quarter, OnDeck continued to execute on our plan to become the online small business lending platform of choice," said Noah Breslow, OnDeck's chief executive officer. “We generated triple digit originations volume growth, year-over-year, in our Direct and Strategic Partner channels, continued investing in brand awareness and technology innovation and established credit facilities with two of the top banks in the country. These recent achievements position OnDeck for continued high quality growth and provide institutional validation of OnDeck's products and platform."

“OnDeck generated record gross revenue and OnDeck Marketplace loan sales, leading to record Adjusted EBITDA in the quarter," said Howard Katzenberg, OnDeck's chief financial officer. "In addition, credit performance in our portfolio was consistent with our expectations. As we progress through the remainder of 2015, we will continue investing in the business while also being opportunistic in the expansion and diversification of our funding sources at attractive terms."

Review of Financial Results for the Second Quarter of 2015
Originations grew to $419 million during the second quarter of 2015, up 69% from the comparable prior year period. Originations growth primarily reflected strength in our Direct and Strategic Partner distribution channels which grew 112% over the prior year period.

Gross revenue increased to $63.3 million during the second quarter of 2015, up 78% from the comparable prior year period. The increase in gross revenue was primarily due to growth in outstanding loan balances as well as increased volume sold through the OnDeck Marketplace during the second quarter of 2015 compared to the prior year period. The effective interest yield for the second quarter of 2015 was 37.6%, down from 41.2% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term loan length over the period, and OnDeck’s continuing efforts to lower pricing and origination fees for customers as it achieves cost efficiencies. Reflecting these trends, the average APR of loans originated in the second quarter was 46.5%, a decline from 56.7% in the prior year period.

Net revenue increased to $43.0 million during the second quarter of 2015, up 131% from the comparable prior year period. Net revenue margin increased to 67.9% during the second quarter of 2015 from 52.5% in the prior year period, principally due to a lower Cost of Funds Rate and a lower Provision Rate.

The Cost of Funds Rate during the second quarter of 2015 declined to 5.0% of Average Funding Debt Outstanding, down from 6.4% in the comparable prior year period. The improvement was primarily the result of the company’s increasing access to lower cost funding sources.

Provision for loan losses during the second quarter of 2015 increased to $15.5 million, up from $13.1 million during the year ago period. The Provision Rate in the second quarter of 2015 was 5.3% compared to 5.8% in the comparable prior year period. The decline in the Provision Rate was primarily the result of a release of loan loss reserves, mainly reflecting the sale of loans originated prior to the second quarter that were previously designated as loans held for investment.

Operating expenses were $38.2 million during the second quarter of 2015, up 119% over the comparable prior year period as OnDeck increased investment in brand awareness and marketing, expanded its technology and analytics teams to support growth and incurred additional general and administrative expenses related to operating as a public company. Operating expense as a percent of gross revenue for the second quarter of 2015 was 60.3%, up from 49.1% during the year ago period, reflecting these investments.

Adjusted EBITDA was $8.7 million in the quarter, an improvement from $2.5 million in the comparable prior year period.

Adjusted Net Income improved to $7.3 million, or $0.11 per basic share and $0.10 per diluted share, for the quarter versus $1.5 million, or $0.29 per basic and diluted share, in the comparable prior year period.

OnDeck had GAAP net income attributable to On Deck Capital, Inc. common stockholders of $5.0 million, or $0.07 per basic and diluted share, for the quarter which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $4.7 million, or $0.88 per basic and diluted share, in the comparable prior year period.

Guidance for Third Quarter 2015 and Full Year 2015
OnDeck provided the following guidance for the three months ending September 30, 2015 and year ending December 31, 2015.

Third Quarter 2015

•	Gross revenue between $61 million and $63 million.

•	Adjusted EBITDA between $1 million and $2 million, reflecting the continued expansion of OnDeck Marketplace as a percentage of term loan originations.

Full Year 2015

•	Gross revenue between $244 million and $248 million.

•	Adjusted EBITDA between $7 million and $9 million, reflecting the continued expansion of OnDeck Marketplace as a percentage of term loan originations.

Conference Call
OnDeck will host a conference call to discuss second quarter 2015 financial results on August 3, 2015 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 80861672. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK), a leading platform for small business lending, is committed to increasing Main Street’s access to capital. OnDeck uses advanced lending technology and analytics to assess creditworthiness based on actual operating performance and not solely on personal credit. The OnDeck Score®, the company’s proprietary small business credit scoring system, evaluates thousands of data points to deliver a credit decision rapidly and accurately. Small businesses can apply for a line of credit or term loan online in minutes, get a decision immediately and receive funds in as fast as the same day. OnDeck also partners with small business service providers, enabling them to connect their customers to OnDeck financing. OnDeck's diversified loan funding strategy enables the company to fund small business loans from various credit facilities, securitization and the OnDeck Marketplace®, a platform that enables institutional investors to purchase small business loans originated by OnDeck.

Since 2007, OnDeck has deployed more than $2 billion to more than 700 different industries in all 50 U.S. states, and also makes small business loans in Canada. The company has an A+ rating with the Better Business Bureau and operates the website BusinessLoans.com which provides credit education and information about small business financing. On December 17, 2014, OnDeck started trading on the New York Stock Exchange under the ticker ONDK.

For more information, please visit www.ondeck.com and follow OnDeck on Twitter @OnDeckCapital.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA and Adjusted Net Loss, which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the second quarter and full year 2015. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Michael McGinn
FleishmanHillard
212.453.2046
michael.mcginn@fleishman.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.

On Deck Capital, Inc.
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$179,692	$220,433
Restricted cash	28,267	29,448
Loans	513,919	504,107
Less: Allowance for loan losses	(53,052)	(49,804)
Loans, net of allowance for loan losses	460,867	454,303
Loans held for sale	13,317	1,523
Deferred debt issuance costs	5,175	5,374
Property, equipment and software, net	17,494	13,929
Other assets	13,491	4,622
Total assets	$718,303	$729,632
Liabilities and equity
Liabilities:
Accounts payable	$5,743	$4,360
Interest payable	663	819
Funding debt	368,382	387,928
Corporate debt	—	12,000
Accrued expenses and other liabilities	22,670	13,920
Total liabilities	397,458	419,027
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 69,525,505 and 69,031,719 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	363	360
Treasury stock—at cost	(5,843)	(5,656)
Additional paid-in capital	447,042	442,969
Accumulated deficit	(127,384)	(127,068)
Total On Deck Capital, Inc.'s stockholders’ equity	314,178	310,605
Noncontrolling interest	6,667	—
Total equity	320,845	310,605
Total liabilities and equity	$718,303	$729,632

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
Revenue:
Interest income	$50,248	$32,864	$98,947	$59,212
Gain on sales of loans	11,710	1,584	18,389	2,927
Other revenue	1,354	1,054	2,434	1,925
Gross revenue	63,312	35,502	119,770	64,064
Cost of revenue:
Provision for loan losses	15,526	13,073	38,626	29,652
Funding costs	4,771	3,801	9,816	8,441
Total cost of revenue	20,297	16,874	48,442	38,093
Net revenue	43,015	18,628	71,328	25,971
Operating expense:
Sales and marketing	14,981	7,113	27,656	13,474
Technology and analytics	10,206	3,799	18,794	6,708
Processing and servicing	3,015	2,084	5,717	3,693
General and administrative	9,991	4,434	19,576	7,826
Total operating expense	38,193	17,430	71,743	31,701
Income (loss) from operations	4,822	1,198	(415)	(5,730)
Other expense:
Interest expense	(74)	(62)	(180)	(219)
Warrant liability fair value adjustment	—	(2,190)	—	(8,822)
Total other expense	(74)	(2,252)	(180)	(9,041)
Income (loss) before provision for income taxes	4,748	(1,054)	(595)	(14,771)
Provision for income taxes	—	—	—	—
Net income (loss)	4,748	(1,054)	(595)	(14,771)
Accretion of dividends on redeemable convertible preferred stock	—	(3,596)	—	(6,200)
Net loss attributable to noncontrolling interest	232	—	232	—
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4,980	$(4,650)	$(363)	$(20,971)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.07	$(0.88)	$(0.01)	$(4.21)
Diluted	$0.07	$(0.88)	$(0.01)	$(4.21)
Weighted-average common shares outstanding:
Basic	69,479,737	5,262,317	69,366,278	4,983,554
Diluted	75,680,290	5,262,317	69,366,278	4,983,554

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
Originations[2]	$419,042	$248,067	$835,019	$475,417
Unpaid Principal Balance[3]	$503,388	$338,815	$503,388	$338,815
Average Loans[4]	$535,170	$319,122	$524,816	$286,922
Loans Under Management[5]	$718,678	$381,623	$718,678	$381,623
Effective Interest Yield[6]	37.6%	41.2%	37.7%	41.3%
Marketplace Gain on Sale Rate[7]	7.8%	6.3%	7.5%	5.2%
Average Funding Debt Outstanding[8]	$383,386	$236,553	$384,900	$220,468
Cost of Funds Rate[9]	5.0%	6.4%	5.1%	7.7%
Provision Rate[10]	5.3%	5.8%	6.6%	7.0%
Reserve Ratio[11]	10.5%	9.4%	10.5%	9.4%
15+ Day Delinquency Ratio[12]	8.0%	6.1%	8.0%	6.1%

Activity in Loan Balances	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Unpaid principal balance beginning of period	$542,908	$280,117	$490,563	$215,966
+ Total originations	419,042	248,067	835,019	475,417
- Originations of loans held for sale	(102,252)	(22,721)	(196,119)	(53,677)
- Sale of loans held for investment*	(51,895)	—	(51,895)	—
- Net charge-offs	(19,269)	(8,896)	(35,378)	(17,195)
- Principal paid down**	(285,146)	(157,752)	(538,802)	(281,696)
Unpaid principal balance end of period	503,388	338,815	503,388	338,815
+ Net deferred origination costs	10,531	9,862	10,531	9,862
Loans	513,919	348,677	513,919	348,677
- Allowance for loan losses	(53,052)	(31,900)	(53,052)	(31,900)
Loans, net allowance for loan losses	$460,867	$316,777	$460,867	$316,777
*Includes unpaid principal balance of term loans sold in the second quarter of $25,591 and $50,519 that were originated during the three and six months ended June 30, 2015, respectively.
**Includes unpaid principal balance of term loans rolled into new originations of $67,686 and $33,235 in the three months ended and $127,174 and $61,947 for the six month period ended June 30, 2015 and 2014, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Allowance for loan losses beginning of period	$56,795	$27,723	$49,804	$19,443
+ Provision for loan losses***	15,526	13,073	38,626	29,652
- Net charge-offs	(19,269)	(8,896)	(35,378)	(17,195)
Allowance for loan losses end of period	$53,052	$31,900	$53,052	$31,900
***Excludes provision for unfunded loan commitments of $369 and $39 in the three months ended and $807 and $71 for the six month period ended June 30, 2015 and 2014, respectively. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation13
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
Net income (loss)	$4,748	$(1,054)	$(595)	$(14,771)
Interest expense	74	62	180	219
Income tax expense	—	—	—	—
Depreciation and amortization	1,565	877	2,943	1,755
Stock-based compensation	2,316	404	4,358	637
Warrant liability fair value adjustment	—	2,190	—	8,822
Adjusted EBITDA[14]	$8,703	$2,479	$6,886	$(3,338)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$4,748	$(1,054)	$(595)	$(14,771)
Net loss attributable to noncontrolling interest	232	—	232	—
Stock-based compensation	2,316	404	4,358	637
Warrant liability fair value adjustment	—	2,190	—	8,822
Adjusted Net Income (Loss)[15]	$7,296	$1,540	$3,995	$(5,312)
Adjusted Net Income (Loss) per share16:
Basic	0.11	0.29	0.06	(1.07)
Diluted	0.10	0.29	0.06	(1.07)
Weighted-average common shares outstanding:
Basic	69,479,737	5,262,317	69,366,278	4,983,554
Diluted	75,680,290	5,262,317	69,366,278	4,983,554

Stock-based Compensation	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales and marketing	$594	$111	$1,168	$157
Technology and analytics	504	99	941	148
Processing and servicing	156	42	303	61
General and administrative	1,062	152	1,946	271
Total stock-based compensation	$2,316	$404	$4,358	$637

Supplemental Channel Information
(Quarterly Origination Channel Distribution)

	Three Months Ended June 30,
Percentage of originations (number of loans17)	2015	2014
Direct & Strategic Partner	79.4%	69.2%
Funding Advisor	20.6%	30.8%
Percentage of originations (dollars)
Direct & Strategic Partner	71.6%	57.1%
Funding Advisor	28.4%	42.9%

Notes:
1 Amounts represent unpaid principal balance of loans. They exclude net deferred origination costs.
2 Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat customers renew their loans before their existing loan is fully repaid. In accordance with industry practice, originations of such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
3 Unpaid Principal Balance represents the total amount of principal outstanding for term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
4 Average Loans for the period is the simple average of Total Loans outstanding as of the beginning of the period and as of the end of each quarter in the period. Total Loans represents the Unpaid Principal Balance, plus net deferred origination fees and costs.
5 Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding for loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
6 Effective Interest Yield is the rate of return we achieve on loans outstanding during a period, which is our annualized interest income divided by Average Loans. Net deferred origination costs in Total Loans consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
7Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which is the sum of unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. The carrying value of loans sold may be calculated as gain on sale of loans subtracted from proceeds from sale of loans (including both the proceeds from sale of loans held for sale and the proceeds from sale of loans held for investment). Loans designated as held for investment are typically not sold through Marketplace, however there are circumstances wherein loans are initially designated as held for investment upon origination and subsequently sold to investors.
8 Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the simple average of the funding debt outstanding as of the beginning of the period and as of the end of each quarter in the period.
9 Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities, divided by the Average Funding Debt Outstanding, then annualized.
10 Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. Loans designated as held for investment are typically not sold through Marketplace, however there are circumstances wherein loans are initially designated as held for investment upon origination and subsequently sold to investors.
11 Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
12 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
13 Due to the uncertainty regarding and variability of certain items that will affect our expected GAAP net income (loss) for the third quarter of 2015 and full year 2015, such as stock-based compensation, warrant revaluation and other items, we are currently unable to provide a reasonable estimate of our GAAP net income (loss) for these future periods or a corresponding reconciliation to GAAP net income (loss). Our GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
14 Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization, stock-based compensation expense and warrant liability fair value adjustment. EBITDA is impacted by changes from period to period in the fair value of the liability related to preferred stock warrants. Management believes that adjusting EBITDA to eliminate the impact of the changes in fair value of these warrants is useful to analyze the operating performance of the business, unaffected by changes in the fair value of preferred stock warrants which are not relevant to the ongoing operations of the business. All such preferred stock warrants converted to common stock warrants upon initial our initial public offering in December 2014.
15 Adjusted Net Loss represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
16 Adjusted Net Income (Loss) per share represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period. Adjusted Net Income (Loss) per share does not include the impact of accretion of dividends on redeemable convertible preferred stock or Series A and B preferred stock redemptions. All such preferred stock converted to common stock upon our initial public offering in December 2014.
17 Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.